Exhibit 99.1

    GenCorp Announces Private Offering of Convertible Subordinated Debentures

    SACRAMENTO, Calif., Nov. 8 /PRNewswire-FirstCall/ -- GenCorp Inc. ("GenCorp") (NYSE: GY) today announced that it will offer $50 million of its convertible subordinated debentures due 2024 in a private placement. The debentures will be convertible, at the option of the holder upon the satisfaction of certain conditions, into cash and the Company's common stock. The interest rate, conversion price and offering price are to be determined by negotiations between the Company and the initial purchasers of the debentures. The Company will also grant the initial purchasers an option to purchase up to an additional $25 million aggregate principal amount of debentures.
    The Company expects to use the net proceeds of the offering to repurchase a portion of its 5 3/4% convertible subordinated notes in privately negotiated transactions concurrently with, or subsequent to, the closing of this offering. Any proceeds not used to repurchase the Company's 5 3/4% convertible subordinated notes will be used to repay or repurchase other outstanding indebtedness.
    This announcement shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any offer of these securities in any state in which such offer, solicitation or sale would be unlawful.
    The debentures and the common stock issuable upon conversion have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Unless so registered, the debentures and common stock issued upon conversion of the debentures may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. The Company has agreed that it will file a registration statement covering the resale of the debentures and the common stock issuable upon conversion of the debentures.

    About GenCorp
    GenCorp is a leading technology-based manufacturer of aerospace and defense products and systems with a real estate business segment that includes activities related to the development, sale and leasing of the Company's real estate assets. Additional information about the Company can be obtained by visiting the Company's web site at http://www.GenCorp.com.

    Forward-Looking Statements
    This press release contains forward-looking statements based on current management expectations. Numerous factors, including those related to market conditions and those detailed from time to time in GenCorp's filings with the Securities and Exchange Commission, may cause results to differ materially from those anticipated in the forward-looking statements. Many of the factors that will determine GenCorp's future results are beyond the ability of GenCorp to control or predict. These statements are subject to risks and uncertainties and, therefore, actual results may differ materially. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. GenCorp undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

SOURCE  GenCorp Inc.
    -0-                             11/08/2004
    /CONTACT: investors, Yasmin Seyal, senior vice president & chief financial officer, +1-916-351-8585, or press, Linda Beech Cutler, vice president, corporate communications, +1-916-351-8650, both of GenCorp Inc./
    /Web site:  http://www.gencorp.com/
    (GY)

CO:  GenCorp Inc.
ST:  California
IN:  ARO RLT
SU:  ACC